Exhibit 11

COMPUTATIONS OF PER SHARE EARNINGS

Earnings per share are based on net income divided by the average number of shares outstanding including incremental shares from assumed conversions during the period. The number of shares used for purposes of calculating earnings per share and all per share data have been adjusted for both periods presented to reflect a two-for-one stock split effected January 15, 1998.


                                    Three months ended       Nine months ended
                                         June 30                  June 30
--------------------------------------------------------------------------------
(Dollars and shares in               1998        1997         1998        1997
thousands)
--------------------------------------------------------------------------------
Weighted average shares
  outstanding                       252,860     252,186      252,771     251,803
Incremental shares from
  assumed conversions                   235         574          612         656
                                   =============================================
Adjusted weighted average
  shares outstanding                253,095     252,760      253,383     252,459
                                   =============================================

Net income                         $131,013     $111,188    $388,197    $308,828


Earnings per share:
   Basic                              $0.52       $0.44        $1.54       $1.23
   Diluted                            $0.52       $0.44        $1.53       $1.22